Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) of A. H. Belo Corporation of our report dated March 7, 2016, relating to the consolidated financial statements of Wanderful Media LLC for the years ended December 31, 2015 and 2014, included in the Annual Report on Form 10-K of A. H. Belo Corporation for the year ended December 31, 2016.

/s/ Moss Adams LLP

San Francisco, California

June 8, 2017